Execution Copy

Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

JMP CREDIT CORPORATION,

[* * *],

[* * *]

AND

CRATOS CAPITAL PARTNERS, LLC

Dated as of March 31, 2009

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

-i-

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

TABLE OF CONTENTS

(continued)

-ii-

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

TABLE OF CONTENTS

(continued)

-iii-

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of March, 2009, by and among JMP CREDIT CORPORATION, a Delaware corporation (“Buyer”), [* * *] each, a “Seller” and collectively, the “Sellers”), and CRATOS CAPITAL PARTNERS, LLC, a Delaware limited liability company (“Cratos”). Unless otherwise provided, capitalized terms used herein are defined in Article XI.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding Class A units of Cratos;

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Sellers such Class A units of Cratos, and Sellers desire to sell to Buyer all of such Class A units; and

WHEREAS, [* * *] owns Class C, Class D and Class E notes issued under the Indenture and has agreed to sell certain of such notes to Buyer and its affiliates, and Buyer and its affiliates have agreed to purchase such notes.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant, agree, represent and stipulate as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, at the Closing, [* * *] will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from [* * *], all of the right, title and interest of [* * *] in and to the Class A units of Cratos set forth on Schedule 1.1(a).

(b) Subject to the terms and conditions of this Agreement, at the Closing, [* * *] will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from [* * *], all of the right, title and interest of [* * *] in and to the Class A units of Cratos set forth on Schedule 1.1(b).

Section 1.2 Purchase Consideration. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver the consideration as follows:

(a) the amounts due pursuant to the Pay-Off and Termination Letter payable by Buyer by wire transfer of immediately available funds to the account or accounts designated therein; and

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(b) the [* * *] Promissory Note to [* * *].

Section 1.3 Note Purchase Transaction. Simultaneously with the Closing, [* * *] shall sell, and JMP and its affiliates shall purchase or cause to be purchased, all of [* * *]’s right, title and interest in and to the portions and aggregate par amounts of Class C, Class D and Class E notes issued under the Indenture and specified on Schedule 1.3 hereto, pursuant to industry practice fixed income transaction protocols as evidenced by trade confirmations issued by [* * *] to JMP and its affiliates upon the purchase of such Class C, Class D and Class E notes (the “Note Purchase Transaction”).

ARTICLE II

THE CLOSING

Section 2.1 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of McKenna Long & Aldridge LLP, 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, at 10:00 a.m. (local time) on the date that is one (1) Business Day after all conditions precedent set forth in Article VII and Article VIII have been satisfied or waived (or, if later, five (5) Business Days after the date hereof), or at such other time or place upon which the parties may agree that is at least five (5) Business Days after the date hereof (the day on which the Closing takes place being referred to herein as the “Closing Date”); provided that all conditions to Closing set forth in Article VII and Article VIII have been satisfied or waived.

Section 2.2 Deliveries. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VII and Article VIII below, (i) the parties shall execute and deliver to each other the documents referred to in Article VII and Article VIII hereof; and (ii) Buyer shall provide the consideration to Sellers set forth in Section 1.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, with respect to itself, represents and warrants to Buyer as follows:

Section 3.1 Organizational Matters.

(a) Organization, Power and Good Standing. It is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization and has the limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. It is duly qualified to do business as a foreign limited liability company in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified would not have a material adverse effect on such Seller.

(b) Authorization and Enforceability. It has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, executed and delivered by, and constitute a legal, valid and binding obligation of such Seller, Enforceable against such Seller in accordance with its terms.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(c) Non-Contravention. Except as set forth on Schedule 3.1(c), neither the execution, delivery or performance of this Agreement nor the consummation of the Closing and the performance by it of its obligations hereunder in accordance with the terms and conditions hereof does or will constitute, result in or give rise to (i) a breach, violation or default under any Legal Requirement applicable to Seller, except where such breach, violation or default would not have a material adverse effect on Seller or on its ability to perform its obligations under the transactions contemplated hereunder; (ii) a breach of or default under any Charter or Operating Agreement provision of Seller; (iii) the imposition of any Lien upon any asset of Seller; or (iv) a breach of or default under or contravention of (or the acceleration of the time for performance of any obligation under) any Contractual Obligation of Seller (other than those set forth in the Cratos LLC Agreement), except where such breach, default or contravention would not have a material adverse effect on Seller or on its ability to perform its obligations under the transactions contemplated hereunder. Except as set forth on Schedule 3.1(c), no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or Person is required to be obtained from or made by or on behalf of Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing and the performance by Seller of its obligations hereunder in accordance with the terms and conditions of this Agreement.

Section 3.2 Ownership of Equity Securities. It owns, of record and beneficially, good and valid title to the Equity Securities set forth next to its name on Schedule 1.1(a) or 1.1(b), as applicable, and, except as set forth in the Cratos LLC Agreement or on Schedule 3.2, such Equity Securities are free and clear of any Liens. Other than the Equity Securities listed on Schedule 1.1(a) or 1.1(b), as applicable, it owns no Equity Securities of Cratos or any Subsidiary and, except as set forth in the Cratos LLC Agreement, has no right of any kind to have any such Equity Security issued. Subject to the terms of the Cratos LLC Agreement, it has full and exclusive power, right and authority to vote the Equity Securities listed on Schedule 1.1(a) or 1.1(b), as applicable. Except for the Cratos LLC Agreement, Seller is not a party to or bound by any agreement affecting or relating to its right to transfer or vote the Equity Securities listed on Schedule 1.1(a) or 1.1(b), as applicable. Seller hereby waives, until the earlier of Closing and termination of this Agreement, its rights, if any, under Sections 2.6, 2.7, 2.8, 2.9, 2.10 and 2.11 of the Cratos LLC Agreement.

Section 3.3 Litigation. There is no Action pending or, to the knowledge of Seller, threatened against Seller which challenges the validity of this Agreement or the transactions contemplated by this Agreement, or otherwise seeks to prevent, directly or indirectly, the consummation of such transactions.

Section 3.4 Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Seller.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 3.5 No Other Representations or Warranties. Except for the representations and warranties made in this Article III, neither Seller nor any other Person makes any representation or warranty with respect to Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS AND CRATOS

REGARDING CRATOS AND THE SUBSIDIARIES

Cratos hereby represents and warrants to Buyer as follows:

Section 4.1 Organizational Matters.

(a) Organization, Power and Good Standing. Cratos is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Cratos has made available true and correct copies of its Charter and Operating Agreement, each as amended to date and currently in effect. Cratos is duly qualified to do business as a foreign limited liability company in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified or licensed has not had a Material Adverse Effect.

(b) Authorization and Enforceability. Cratos has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, executed and delivered by, and constitute a legal, valid and binding obligation of Cratos, Enforceable against it in accordance with its terms.

(c) Non-Contravention. Except for items listed on Schedule 4.1(c), neither the execution, delivery or performance of this Agreement nor the consummation of the Closing and the performance by Cratos of its obligations hereunder in accordance with the terms and conditions hereof does or will constitute, result in or give rise to (i) a breach, violation or default under any Legal Requirement applicable to Cratos; (ii) a breach of or default under any Charter or Operating Agreement provision of Cratos; (iii) the imposition of any Lien upon any asset of Cratos; or (iv) a breach of or default under or contravention of (or the acceleration of the time for performance of any obligation under) any Contractual Obligation of Cratos or any Subsidiary, except where such breach, default or contravention would not have a Material Adverse Effect. Except as set forth on Schedule 4.1(c), no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or Person is required to be obtained from or made by or on behalf of Cratos or any Subsidiary in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing and the performance by Cratos of its obligations hereunder in accordance with the terms and conditions of this Agreement.

(d) Capitalization. The authorized, issued and outstanding Equity Securities of Cratos and the Subsidiaries are set forth on Schedule 4.1(d). The Equity Securities set forth on Schedule 4.1(d) constitute all of the issued and outstanding Equity Securities of Cratos and

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

the Subsidiaries, and except as set forth on Schedule 4.1(d), Cratos and the Subsidiaries own no Equity Securities, directly or indirectly, of any other Person. All such Equity Securities of Cratos and the Subsidiaries are duly authorized, validly issued and are free of any preemptive or other similar rights and were issued in compliance with applicable state and federal securities laws. Except as set forth on Schedule 4.1(d), neither Cratos nor any of the Subsidiaries has any outstanding bonds, debentures, notes or other securities the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Equity Securities of Cratos or the Subsidiaries on any matter. Except as set forth on Schedule 4.1(d), there are no (i) outstanding Equity Securities of Cratos or any Subsidiary, or (ii) commitments or obligations of any kind or character (other than this Agreement) for (A) the issuance of Equity Securities of Cratos or any Subsidiary or (B) the repurchase, redemption or other acquisition of any Equity Securities of Cratos or any Subsidiary. The Equity Securities of Cratos set forth on Schedule 1.1(a) and Schedule 1.1(b) constitute all of the outstanding voting limited liability company interests of Cratos. Except as set forth on Schedule 4.1(d), there are no outstanding options, warrants, puts, calls, commitments, agreements, contracts, preemptive or other rights to purchase, issue, exchange, convert or otherwise acquire any Equity Securities of Cratos.

Section 4.2 Absence of Other Claims. No prior offer, issue, redemption, call, purchase, sale, merger or transfer with respect to any Equity Securities of Cratos or any Subsidiary has given or may give rise to (a) any valid claim or action by any Person (including any former or present holder of any of Equity Securities of Cratos or the Subsidiaries) which is Enforceable against Cratos or any Subsidiary, or Buyer; or (b) any valid interest in Cratos or any Subsidiary.

Section 4.3 Financial Statements.

(a) Financial Information. Buyer has been furnished with true, correct and complete copies of (i) the audited consolidated balance sheet of Cratos, including the schedules thereto related to the Subsidiaries, and the consolidating balance sheet of each Subsidiary as of December 31, 2007, and the related audited statements of operations and cash flows for the year ended December 31, 2007; (ii) the unaudited consolidated balance sheet of Cratos, including the schedules thereto related to the Subsidiaries, and the consolidating balance sheet of each Subsidiary as of December 31, 2008, and the related unaudited statements of operations and cash flows for the year ended December 31, 2008; (iii) the unaudited consolidated balance sheet of Cratos, including the schedules thereto related to the Subsidiaries and the consolidating balance sheet of each Subsidiary as of February 28, 2009 and the related unaudited statements of operations and cash flows for the two (2) months then ended (collectively, the “Cratos Financial Statements”).

(b) Character of Financial Information. The Cratos Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations of Cratos and the financial position and results of each Subsidiary as of the dates and for the periods specified therein in accordance with GAAP as consistently applied by Cratos, subject in the case of the Financial Statements described in Section 4.3(a)(ii) and

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 4.3(a)(iii) to the absence of notes thereto and normal year-end adjustments. All accounts receivable set forth in the Cratos Financial Statements are (i) accurately reflected on the Cratos Financial Statements; (b) valid receivables owned by Cratos, free and clear of any Lien; (iii) not more than ninety (90) days past due, and (iv) to the Knowledge of Cratos, not subject to set-offs or counterclaims.

(c) No Undisclosed Liabilities. There are no liabilities of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) of Cratos or any Subsidiary, other than (i) liabilities reflected or reserved against on the Cratos Financial Statements, and (iii) liabilities set forth on Schedule 4.3(c).

(d) Indebtedness. Schedule 4.3(d) sets forth the amount and a description, containing the source, date incurred, amount outstanding and expected maturity date, of all Debt of Cratos and the Subsidiaries as of the date of this Agreement. Buyer shall be furnished with a revised Schedule 4.3(d) at Closing. Except as set forth on Schedule 4.3(d), the execution, delivery or performance of this Agreement will not (i) constitute a breach or default under any Debt instrument of Cratos or (ii) give rise to any right to accelerate or cause the repayment of any of the Debt of Cratos by any lender.

Section 4.4 Change in Condition Since Balance Sheet Date. Except for matters set forth on Schedule 4.4, since the Balance Sheet Date, the Business has been conducted only in the Ordinary Course of Business and:

(a) Neither Cratos nor any Subsidiary has:

(i) Entered into any Contractual Obligation other than this Agreement relating to (A) the sale of any of its Equity Securities; (B) the purchase of assets constituting a business; or (C) any merger, consolidation, reorganization or other business combination;

(ii) Settled or agreed to settle any Action;

(iii) Mortgaged, pledged or subjected to any Lien any of its assets other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business; and (B) Liens disclosed on Schedule 4.4;

(iv) Cancelled any Debt owed to or claims held by it;

(v) Sold, leased, transferred or exchanged any property for less than the fair value thereof (except with respect to property that is obsolete or no longer used or useful in connection with the Business sold or transferred in the Ordinary Course of Business);

(vi) Declared or paid any dividends or made distributions with respect to its Equity Securities;

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(vii) (A) Increased (or committed to increase) the compensation payable or to become payable to or the benefits afforded any employee; or (B) increased (or committed to increase) the rate of benefits payable under, amended the terms of, or entered into any new, bonus, incentive, pension, insurance, severance, deferred compensation, retirement profit sharing or other employee benefit plan or compensation or commission arrangement (contingent or otherwise) covering any current or former director, independent contractor or employee, other than as required by any applicable Legal Requirement;

(viii) Entered into any new or amended any (or committed to entering into or amending any) employment, severance, retention, compensation or change in control agreement for any current or former director, independent contractor or employee (other than customary offer letters for employment at will in the Ordinary Course of Business that do not provide severance or change of control benefits);

(ix) Made any loan to (other than the advancement of expenses to directors and employees in the Ordinary Course of Business), or entered into any other transaction with any of its current or former directors, officers and employees or entered into any collective bargaining agreement;

(x) Added to or modified in any material respect any of the Company Plans other than (i) contributions made in the Ordinary Course of Business, or (ii) the extension of coverage to other personnel who became eligible after the Balance Sheet Date;

(xi) Sold, assigned or transferred any assets having a value in excess of $25,000 other than in the Ordinary Course of Business;

(xii) Cancelled, terminated or materially amended any Permit or Contractual Obligation to which it is a party outside the Ordinary Course of Business;

(xiii) Made any capital expenditure or incurred a liability therefor, in each case involving payments in excess of $25,000;

(xiv) Changed accounting methods or practices, other than such changes required by law or GAAP;

(xv) Experienced material damage, destruction or loss with respect to any property or assets having a value in excess of $25,000 (whether or not covered by insurance);

(xvi) Incurred indebtedness for borrowed money or any commitment to incur indebtedness, or any loans made or agreed to be made by it, other than borrowings under the Business’ existing working capital credit facility or in the Ordinary Course of Business;

(xvii) Executed, terminated or materially amended any lease for real or personal property involving annual payments in excess of $25,000;

(xviii) Made any material change in underwriting practices or policies, collection practices, policies or terms or payment practices, policies or terms applicable to any of its customers or creditors; or

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(xix) Entered into any agreement, whether or not in writing, to do any of the foregoing.

(b) There has not been any Material Adverse Effect.

Section 4.5 Personal and Real Property.

(a) Cratos and each Subsidiary have valid title to all of their personal property (other than leased or licensed personal property), and such personal property is not subject to any Lien except as set forth on Schedule 4.5(a). Copies of all leases and licensing agreements for personal property (“Personalty Leases”) leased or licensed by Cratos or any Subsidiary have been made available to Buyer. Cratos and each Subsidiary have performed all material obligations required to be performed by them under such Personalty Leases, and no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a material default by Cratos or any Subsidiary as lessee or licensee under such leases.

(b) Neither Cratos nor any Subsidiary owns any real property. Each lease of real property (the “Real Property Leases”) leased to Cratos and the Subsidiaries is valid and in full force and effect. Cratos and each Subsidiary have performed all material obligations required to be performed by them under such Real Property Leases, and no event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a material default by any Subsidiary as lessee under such Real Property Leases. Cratos and the Subsidiaries have made available to Buyer copies of the Real Property Leases and any amendments thereto.

Section 4.6 Intellectual Property.

(a) Schedule 4.6(a) lists all patents, registered copyrights, registered trademarks and service marks, internet domain names and all applications for any of the foregoing, as well as any material unregistered trademarks and service marks that are owned by Cratos or any Subsidiary (together with Cratos’ and the Subsidiaries’ various unregistered copyrights and trade secrets and other intellectual property rights, the “Owned Intellectual Property”). Except as set forth on Schedule 4.6(a), Cratos and each Subsidiary have good and marketable title to each item of Owned Intellectual Property owned by it free and clear of any Lien and no other Person has the right to use such Owned Intellectual Property.

(b) Schedule 4.6(b) lists all license agreements or other Contractual Obligations pursuant to which any patents, copyrights, trademarks and service marks, domain names and trade secrets are licensed to Cratos or the Subsidiaries that are either (i) material to Cratos or the Subsidiaries, or (ii) incorporated into or included as part of the Owned Intellectual Property (the “Licensed Intellectual Property” and together with the Owned Intellectual Property, the “Business Intellectual Property”).

(c) Schedule 4.6(c) lists each license, sublicense or other Contractual Obligation under which Business Intellectual Property is licensed by Cratos or the Subsidiaries to third parties (the “Acquired Licenses”). To the Knowledge of Cratos, the use by Cratos and

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

each Subsidiary of the Business Intellectual Property does not infringe any registered United States patent, trademark, service mark or copyright or, to the Knowledge of Cratos, any other enforceable intellectual property right of a third party. To the Knowledge of Cratos, no activity of any third party infringes upon the rights of Cratos or the Subsidiaries with respect to any of the Business Intellectual Property. No written notice of claims, or, to the Knowledge of Cratos, unwritten notices of claims have been asserted by any Person against Cratos or any Subsidiary with respect to the use of any Business Intellectual Property used by Cratos or any Subsidiary or licensed pursuant to the Acquired Licenses challenging or questioning the validity or effectiveness of such use or any license or sublicense agreements to which Cratos or any Subsidiary is a party and other than any royalties or payments due to any of the licensors of the Licensed Intellectual Property pursuant to the license agreements listed on Schedule 4.6(b), no Person has a right to a royalty or similar payment in respect of Cratos’ or the any Subsidiary’s use of any Business Intellectual Property.

Section 4.7 Certain Contractual Obligations. Set forth on Schedule 4.7 is a true and complete list of all of the following Contractual Obligations of Cratos and the Subsidiaries:

(a) All collective bargaining agreements and all written employment, severance, independent contractor, and consulting agreements, other than customary offer letters for employment at will that do not provide severance benefits beyond customary policies in the Ordinary Course of Business;

(b) All Contractual Obligations under which Cratos or any Subsidiary is or will after the Closing be restricted in any respect from carrying on any business or other activities anywhere in the world;

(c) All Contractual Obligations to sell or otherwise dispose of any assets having a fair market value in excess of $25,000, except in the Ordinary Course of Business;

(d) All Contractual Obligations between Cratos or any Subsidiary, on the one hand, and an Affiliate of Cratos or any Subsidiary, as the case may be, on the other hand;

(e) All Contractual Obligations (including partnership and joint venture agreements) under which (i) Cratos or any Subsidiary have any liability or obligation for Debt or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than Cratos or any Subsidiary), or (ii) any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of Cratos or any Subsidiary;

(f) All Contractual Obligations entered into pursuant to which Cratos or any Subsidiary have incurred an obligation to pay any amounts in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person; (ii) merger, consolidation or other business combination; or (iii) series or group of related transactions or events of a type specified in subclauses (i) or (ii);

(g) All Contractual Obligations pursuant to which Cratos or any Subsidiary may be obligated to pay for goods and services to be delivered or performed in excess of $25,000 per year, except for purchase orders issued in the Ordinary Course of Business and except for Contractual Obligations with customers;

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(h) All joint ventures, limited liability company or partnership agreements, or other agreements (however named) involving a sharing of profits, losses, costs or liabilities by Cratos or any Subsidiary with any other Person;

(i) Any agreement with any investment or research consultant, solicitor or sales agent, or otherwise with respect to the referral of business to Cratos or any Subsidiary;

(j) Any agreement for the provision of investment management or similar services; and

(k) Any Contractual Obligation entered into by Cratos or any Subsidiary since the Balance Sheet Date other than in the Ordinary Course of Business and involving payments in excess of $25,000.

Each of the Contractual Obligations described in the foregoing clauses of Cratos and the Subsidiaries shall be referred to herein collectively as the “Cratos Contracts.” Cratos has made available to Buyer true and correct copies of the Cratos Contracts. Each of the Cratos Contracts has been validly executed and delivered thereby and is Enforceable. To the Knowledge of Cratos, (i) no breach or default by any other Person under any of the Cratos Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default; and (ii) no breach or default by any other Person under any of the Cratos Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time on both would constitute such a breach or default. To the Knowledge of Cratos, the execution, delivery or performance of this Agreement will not constitute a breach or default under, or give rise to any right to terminate, any of the Contractual Obligations of Cratos by any counterparty thereto.

Section 4.8 Insurance. Set forth on Schedule 4.8 is a true and accurate list as of the date hereof of all insurance arrangements and current primary, excess and umbrella policies or binders of insurance owned or held by or on behalf of or covering the operations, assets, business, equipment, properties, operations, employees, officers and directors of Cratos and the Subsidiaries (the “Insurance Policies”). Each Insurance Policy is valid, outstanding and Enforceable in accordance with its terms and neither Cratos nor any Subsidiary is in material breach or default thereunder. Cratos and the Subsidiaries have not received any notice of cancellation of any such Insurance Policy or been denied insurance coverage within the last year, other than notices of cancellation routinely sent at the end of a policy term.

Section 4.9 Litigation. Except as set forth on Schedule 4.9, there is no Action against Cratos or any Subsidiary pending or, to the Knowledge of Cratos, threatened. There is no Action pending or, to the Knowledge of Cratos, threatened which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby. Except as set forth on Schedule 4.9, there is no unsatisfied judgment, order, injunction or decree binding upon Cratos or any Subsidiary and there have been no Actions by any Governmental Authority against or involving Cratos or any Subsidiary.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 4.10 Compliance with Laws. Cratos and each Subsidiary hold all material permits, licenses, authorizations, certificates, exemptions, franchises, rights, authorizations, consents and approvals of Governmental Authorities (the “Permits”) necessary for the lawful ownership and use of the properties and assets of Cratos and the Subsidiaries and the conduct of the Business under applicable Legal Requirements. The Permits are in full force and effect, and Cratos and each Subsidiary are in compliance with the Permits in all material respects. Neither Cratos nor any Subsidiary has received any written notification from any Governmental Authority threatening to terminate, revoke or cancel, or asserting that Cratos or any Subsidiary is not in compliance with, any Permit. Neither Cratos nor any Subsidiary is in conflict with, in default under, or in violation of any Legal Requirement applicable to it, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 4.11 Labor Matters. Neither Cratos nor any Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, group or association. To the Knowledge of Cratos, there has been no attempt by organized labor or its representatives to make Cratos or any Subsidiary conform to the demands of organized labor that would cover any employees of Cratos or any Subsidiary. There is no unfair labor practice charge or complaint against Cratos or any Subsidiary pending before the National Labor Relations Board or any comparable state agency. No labor strikes, labor disturbances or work stoppages or other material labor disputes are pending against Cratos or any Subsidiary.

Section 4.12 Tax Matters. Except as set forth on Schedule 4.12:

(a) All Tax Returns required to have been filed by or with respect to Cratos and the Subsidiaries and the income, operations, business and assets of Cratos and the Subsidiaries have been timely and properly filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes of Cratos and the Subsidiaries that have become due or payable have been timely paid.

(c) No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against Cratos or the Subsidiaries. There are no Liens for Taxes on the assets of Cratos or the Subsidiaries other than liens for Taxes that are not yet due and payable.

(d) No Tax audits or other administrative or judicial Tax proceedings with respect to Taxes of Cratos and the Subsidiaries are pending or are being conducted. There is no claim or assessment pending, or, to the Knowledge of Cratos, threatened against Cratos or any Subsidiary for any alleged deficiency in Taxes. Neither Cratos nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension thereof that is currently in effect. No claim has been made by a Governmental Authority in a jurisdiction where Cratos or any Subsidiary does not file a Tax Return that Cratos or such Subsidiary is or may be subject to taxation by that jurisdiction.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(e) Neither Cratos nor any Subsidiary is a party to any Tax sharing or Tax indemnity agreement or similar arrangement pursuant to which Cratos or any Subsidiary or Buyer would have any obligation to make payments after Closing.

(f) Neither Cratos nor any Subsidiary has any liability for the Taxes of any other Person under (i) Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local, or foreign law); (ii) as a transferee under Section 6901 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of state, local or foreign law); or (iii) as a successor, by contract or otherwise.

(g) Neither Cratos nor any Subsidiary or Buyer will be required to include in any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (a “Post-Closing Tax Period”) as a result of the following (i) installment sales or open transaction disposition made on or prior to the Closing Date; (ii) the long-term contract method of accounting; (iii) a “closing agreement” as described in Section 7121 of the Code (or, in each case, any provision of any foreign, state or local Tax law having similar effect); or (iv) a prepaid amount received prior to the Closing Date.

(h) Neither Cratos nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Cratos and each Subsidiary have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(i) There is no contract, agreement, plan or arrangement covering, and no payments or benefits have been provided to, any present or former employee, officer director, independent contractor or consultant of Cratos or any Subsidiary who is a “disqualified individual” (as defined in proposed Treasury Regulation 1.280G-1) that, individually or collectively, provides for, or would result in, the payment of any amount that is (i) not deductible under Section 404 of the Code, or (ii) an “excess parachute payment” as defined under Section 280G of the Code.

Section 4.13 Employee Benefit Plans.

(a) Disclosure. Schedule 4.13(a) lists all benefit and compensation plans, programs, policies, agreements, understandings, commitments arrangements and contracts including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, phantom stock or cash based incentive and bonus plans and pension, profit sharing, savings and thrift or other retirement, fringe benefits, vacation, cafeteria, medical, accidental death and dismemberment, disability, workers compensation, unemployment compensation, post-retirement insurance, post-employment, termination, retention, employment, consulting, change in control and severance plans, programs, arrangements or contracts sponsored, adopted, administered, maintained, contributed to or required to be contributed to, by Cratos for the benefit of any current employee, director, officer, independent contractor, or consultant of Cratos or any Subsidiary or with respect to which any Subsidiary may have any liability or obligation (the “Company Plans”).

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(b) Compliance.

(i) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (unless such plan is a standardized prototype plan) has received a favorable determination letter from the IRS as to qualification under Section 401(a) of the Code (or if the plan is a standardized prototype plan, it has, to the Knowledge of Cratos, received a favorable determination letter and Cratos has properly adopted such plan) and neither Cratos, nor the Subsidiaries knows of any fact or set of circumstances that has adversely affected, or is reasonably likely to adversely affect, such qualification of any Company Plan, result in the revocation of such favorable determination letter.

(ii) Each Company Plan, related trust agreement, annuity contract or other funding instrument is legally valid and binding, is in full force and effect and is and has been administered in accordance with its terms in all material respects with the applicable Legal Requirements (including where applicable, ERISA and the Code). Cratos does not know of any factor or set of circumstances that have adversely affected, or could reasonably be expected to adversely affect, the tax qualification of a Company Plan that has not been properly corrected and all applicable penalties paid.

(iii) Each group health plan of Cratos and the Subsidiaries or any Person who is, or at the relevant time was, a member of a “controlled group of corporations” with or under “common control” or a member of an “affiliated service group” with Cratos or any Subsidiary, as defined in Sections 414(b) or (c), (m) or (o) of the Code, or Sections 4001(a)(16) or 4001(b)(1) of ERISA (any such Person, an “ERISA Affiliate”) that is an employee welfare benefit plan (as defined in Section 3(l) of ERISA) has been operated in material compliance with the provisions of COBRA.

(c) Fiduciary Duties and Prohibited Transactions. None of Cratos, the Subsidiaries or any plan fiduciary of any Company Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or has any liability with respect to any “prohibited transactions,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Sections 4975(c)(2) or (d) of the Code that has not been properly corrected and all applicable penalties paid, or has otherwise violated the provisions of Title I, Subtitle B of ERISA. Neither Cratos nor the Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Plan or has incurred any civil penalty under Section 502(1) of ERISA that has not been properly corrected and all applicable penalties paid.

(d) Retirement Plans. Neither Cratos nor the Subsidiaries nor any ERISA Affiliate has at any time sponsored, contributed to, been required to contribute to, maintained or established (i) a plan covered by Title IV of ERISA; or (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(e) Unpaid Contributions. All amounts, premiums or contributions required to be made under the terms of any Company Plans have been timely made or, if not yet due, have been properly reflected on the most recent financial statements of Cratos and the Subsidiaries, as applicable.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(f) Claims.

(i) There are no existing, pending, or, to the Knowledge of Cratos, threatened or anticipated Actions relating to any Company Plan, other than routine claims for information or benefits in the normal course. No Company Plan is or has been, the subject of examination or audit by a Governmental Authority.

(ii) No event has occurred and, to the Knowledge of Cratos, there exists no condition or set of circumstances, in connection with which any Subsidiary or any Company Plan, directly or indirectly, that could be subject to any material liability (A) under the terms of the Company Plan, (B) under any statute, regulation or governmental order relating to any Company Plan, or (C) pursuant to any obligation of any Subsidiary to indemnify any Person against liability incurred under any such statute, regulation, or order as it relates to the Company Plans.

(g) Future Commitments. Except as otherwise set forth on Schedule 4.13(g), Cratos and the Subsidiaries may terminate, suspend, or amend each Company Plan at any time (except to the extent otherwise restricted by Section 4980B of the Code) without the consent of the participants or individuals covered by such Company Plan unless required by a Legal Requirement. Neither Cratos nor any Subsidiary has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that any member of any Subsidiary (i) will create additional Company Plans covering employees of any Subsidiary; (ii) will increase benefits promised or provided pursuant to any Company Plan; or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend or amend any Company Plan, except as may be required by a Legal Requirement.

(h) Employees. Cratos has provided Buyer with a schedule which sets forth the name, title, function, annual rate of base salary or wages, and status (active, inactive, on leave, and type of leave, if applicable) of each employee of Cratos and the Subsidiaries as of the date of this Agreement.

Section 4.14 Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Cratos or any Subsidiary.

Section 4.15 Diligence Materials. All written due diligence information previously furnished to the Buyer pertaining to historical financial statements, accounting reports, legal opinions, indebtedness, contracts, employment and compensation information is true and correct in all material respects and does not misstate or omit a material fact in order to make the information false or misleading.

Section 4.16 Full Disclosure. No representation or warranty or other statement made by Cratos in this Agreement contains any untrue statement or omits to state a material fact necessary to make any of the statements, in light of the circumstances in which it was made, not misleading.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 4.17 Material Adverse Effect. Since the Balance Sheet Date, no event or condition, individually or in the aggregate has had a Material Adverse Effect on Cratos and, to the Knowledge of Cratos, there is no impending event or condition that would have a Material Adverse Effect on Cratos.

Section 4.18 No Other Representations or Warranties. Except for the representations and warranties made in this Article IV, neither Cratos nor any other Person makes any representation or warranty with respect to Cratos, the Business or the respective operations, assets, liabilities, condition (financial or otherwise) or prospects of Cratos or any other Person, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and Cratos as follows:

Section 5.1 Organizational Matters.

(a) Organization, Power and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified would not have a material adverse effect on Buyer.

(b) Authorization and Enforceability. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, executed and delivered by, and constitute a legal, valid and binding obligation of Buyer, Enforceable against Buyer in accordance with its terms.

(c) Non-Contravention. Neither the execution, delivery or performance of this Agreement nor the consummation of the Closing and the performance by Buyer of its obligations hereunder in accordance with the terms and conditions hereof does or will constitute, result in or give rise to (i) a breach, violation or default under any Legal Requirement applicable to Buyer; (ii) a breach of or default under any Charter or Bylaws provision of Buyer; (iii) the imposition of any Lien upon any asset of Buyer; or (iv) a breach of or default under or contravention of (or the acceleration of the time for performance of any obligation under) any Contractual Obligation of Buyer, except where such breach, default or contravention could not have a material adverse effect on Buyer. Except as set forth on Schedule 5.1(c), no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or Person is required to be obtained from or made by or on behalf of Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing and the performance by Buyer of its obligations hereunder in accordance with the terms and conditions of this Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 5.2 Investment Intent. The Equity Securities of Cratos to be purchased by Buyer pursuant to Section 1.2 will be acquired by Buyer for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Buyer does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to all or any portion of such Equity Securities of Cratos. Buyer is an “accredited investor” within the definition set forth in Rule 501(a) under the Securities Act of 1933, as amended. Buyer has such knowledge and experience in financial and business matters that it is capable of utilizing the information made available by Sellers and Cratos to evaluate the merits and risks of an investment in Cratos and to make an informed investment decision with respect thereto. Buyer believes that it has received all the information it considers necessary or appropriate for deciding whether to accept the Equity Securities of Cratos pursuant to Article I. Buyer further represents that it has had an opportunity to ask questions and receive answers from Sellers and Cratos regarding the terms and conditions of the purchase consideration set forth in Section 1.2 and the Business of Cratos and the Subsidiaries.

Section 5.3 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer which challenges the validity of this Agreement or the transactions contemplated by this Agreement, or otherwise seeks to prevent, directly or indirectly, the consummation of such transactions.

Section 5.4 Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Buyer or any of its Affiliates.

ARTICLE VI

CERTAIN AGREEMENTS OF THE PARTIES

Section 6.1 Operation of Business; Related Matters. From the date hereof until the Closing Date, except as otherwise permitted or required by this Agreement, Cratos shall conduct the Business in the Ordinary Course of Business and substantially as presently operated. Without limiting the foregoing, except as set forth on Schedule 6.1 or as contemplated by this Agreement, from the date hereof until the Closing Date, Cratos shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed:

(a) Enter into any transactions with any Affiliate (other than transactions in the Ordinary Course of Business);

(b) Except as required by applicable Contractual Obligations or Legal Requirements or the terms of existing Company Plans (i) pay any compensation or provide any benefits to any current or former employee, officer, director, or independent contractor, other than in the Ordinary Course of Business; (ii) increase any compensation payable to or the benefits afforded any current or former director, independent contractor, officer or employee, other than such increases in compensation or benefits as may be made in the Ordinary Course of Business; or (iii) commit to do any of the foregoing;

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(c) Incur any Debt greater than $25,000 in the aggregate (including any capital lease);

(d) Prepay or repay in full any Debt owed pursuant to the Revolving Credit Agreement or terminate or breach the Revolving Credit Agreement;

(e) Amend the Charter, Bylaws or Operating Agreement of Cratos or any Subsidiary;

(f) (i) Make any material change in the Business or operations of Cratos or any Subsidiary, or (ii) hire or promote any management-level employee, independent contractor, or consultant;

(g) Make any capital expenditure individually in excess of $25,000 with respect to the Business or enter into any Contractual Obligation therefor;

(h) Authorize, declare or set aside any dividend payment or other distribution, payable in cash, Equity Securities, property or otherwise, with respect to any of its Equity Securities;

(i) Create any Lien on any of the assets of the Business;

(j) Except in the Ordinary Course of Business, (i) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Business or (ii) cancel any indebtedness owed to any Affiliate, in the case of both (i) and (ii) above, having, individually or in the aggregate, a value exceeding $25,000;

(k) Enter into any agreements or contracts which would require payments of more than $25,000 over any period of twelve (12) months or enter into any agreement or contract of the type which, if in effect on the date hereof, would be required to be listed as a Cratos Contract on Schedule 4.7, except Contractual Obligations entered into in the Ordinary Course of Business;

(l) Change the accounting methods, principles or practices used by Cratos or any Subsidiary, except where required by law or GAAP;

(m) Cause Cratos or any Subsidiary to acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

(n) Make or change any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of its Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, take any action not in accordance with past practice that would have the effect of deferring any Tax liability of Cratos or any Subsidiary

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

from a taxable period ending on or before the Closing Date to any subsequent taxable period, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or Closing agreement relating to any Tax of Cratos or any Subsidiary, surrender any right to claim a Tax refund of Cratos or any Subsidiary, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment of Cratos or any Subsidiary;

(o) Issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding any Equity Securities of Cratos or any Subsidiary, or permit the exercise of any option, warrant, or other right requiring the issuance of any Equity Securities by Cratos or any Subsidiary or any phantom rights thereon;

(p) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any securities convertible into any Equity Securities or any other interests of Cratos or any Subsidiary;

(q) Authorize the issuance of any other securities in respect of or in substitution for the Equity Securities or other interests of Cratos or any Subsidiary;

(r) Enter into or amend any employment, severance, change in control, retention, or other similar Contractual Obligation between Cratos or any Subsidiary, and any employee, independent contractor, officer or director of Cratos or any Subsidiary that Buyer does not have the unconditional right to terminate without liability (other than ordinary salary or wage compensation for services already provided), at any time on or after the Closing;

(s) (i) Adopt any new employee benefit plan, program, policy, or arrangement; (ii) make any change in or to any existing employee benefit plans that would increase the annual cost of the plan to Cratos or any Subsidiary, other than any such change required by a Legal Requirement; or (iii) commit to do any of the foregoing;

(t) Settle any Action involving any liability or asset of the Business for money damages exceeding $25,000 on an individual basis or imposing material restrictions upon the operations of the Business; or

(u) Enter into any Contractual Obligation to do any of the actions referred to in this Section 6.1.

Section 6.2 Preparation for Closing. Buyer, on the one hand, and Sellers and Cratos, on the other hand, will each use all commercially reasonable efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the others that are applicable to such party as set forth in this Agreement. In furtherance thereof:

(a) Consents. Prior to the Closing Date, Cratos shall use its commercially reasonable efforts to secure required written consents or waivers under or with respect to the Cratos Contracts and Permits indicated on Schedule 6.2.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(b) Disclosure Obligation. From time to time, on and prior to the Closing Date, Sellers, Cratos and Buyer shall promptly notify each other upon becoming aware of any fact, occurrence or event that would cause any of the representations and warranties contained in Article III, Article IV or Article V, as applicable, to be inaccurate or incomplete in any respect.

Section 6.3 No Solicitation. Following the execution and delivery of this Agreement, and unless this Agreement is terminated in accordance with its terms, neither Sellers nor their members, shareholders, Affiliates, officers, employees, agents and representatives will, directly or indirectly, solicit from any Person, initiate with any Person, continue discussions with any Person regarding or otherwise encourage any Person to make any inquiries or proposals, or furnish information relating to the acquisition, in whole or in part, of the Business or any merger, consolidation, business combination, sale of a substantial portion of the assets, recapitalization, any investment whatsoever in Cratos or any of the Subsidiaries, other similar transactions involving the Business or any other transaction that would impair the ability of Cratos to consummate the transactions contemplated hereby (any such transaction, an “Alternative Transaction”) or engage in any negotiations or enter into any agreement or understanding with any Person (other than Buyer) regarding an Alternative Transaction. During the period described in the preceding sentence, Sellers and their shareholders, Affiliates, officers, employees, agents and representatives will not furnish any information concerning the Business to any Person other than Buyer for the purpose of, or with the intent of, permitting such Person to evaluate an Alternative Transaction and Sellers will notify Buyer in writing of any proposals or inquiries received by Sellers, Cratos or their respective agents, as applicable, concerning any Alternative Transaction. Sellers acknowledge that in the event of a breach by any of them of the covenants contained in this Section 6.3, money damages would be an inadequate remedy. Accordingly, without prejudice to the rights of Buyer to seek such damages or other remedies available to it at law, Buyer may seek injunctive or other equitable relief in any proceeding that Buyer may bring to enforce the covenants contained in this Section 6.3.

Section 6.4 Access to Properties and Records. From the date of this Agreement through and including the Closing Date, upon reasonable notice, Cratos will (i) give Buyer and its counsel, accountants and other representatives reasonable access to all books, records, offices and other properties of Cratos and the Subsidiaries; (ii) permit Buyer to make such inspections of the foregoing as Buyer may reasonably request; and (iii) use its reasonable efforts to cause Cratos’ officers to furnish Buyer with such financial and operating data and other information with regard to the Business as Buyer may from time to time reasonably request. Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner as not to interfere unreasonably with the operation of the Business.

Section 6.5 Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

Section 6.6 [* * *] Documents. [* * *] and [* * *] shall use all commercially reasonable efforts to effect the termination of the [* * *] Letter of Credit and the [* * *] Letter Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 6.7 Tax Matters.

(a) Tax Returns. Buyer shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns of Cratos and the Subsidiaries for the portion of any period beginning before and ending on or after the Closing Date.

(b) Payment of Taxes. Buyer shall notify Sellers and Cratos of any Taxes of Cratos or the Subsidiaries that are to be paid after Closing with respect to any period ending on or before the Closing Date (a “Pre-Closing Tax Period”) or any period beginning before and ending after the Closing Date (a “Pre-Closing Partial Period”), and Sellers shall pay to Buyer, on behalf of Cratos and the Subsidiaries, the amount of such Taxes three (3) days after receiving such notification, provided, Sellers shall not be obligated to make any payment earlier than three (3) days prior to the date such Taxes are payable.

(c) Prorations. For purposes of this Agreement, in the case of any Taxes that are payable for a period that begins before and ends after the Closing Date, the portion of such Taxes that are allocable to the Pre-Closing Partial Period shall be (i) in the case of any Property Taxes, the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date.

(d) Tax Matters Cooperation. Each of the parties to this Agreement shall cooperate in both (i) the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information, and (ii) any subsequent audits, claims, contests, litigation or other proceedings with respect to Taxes of Cratos or any of the Subsidiaries (collectively, “Tax Proceedings”). Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to Cratos or a Subsidiary, and furnishing such other information within such party’s possession (or the possession of its accountant) requested by the party filing such Tax Returns or participating in Tax Proceedings, as is relevant to the preparation of such Tax Returns or the conduct of such Tax Proceedings, respectively. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Governmental Authority which relate to Cratos or any of the Subsidiaries, and providing copies of all relevant Tax Returns to the extent related to Cratos or any of the Subsidiaries, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Authority and records concerning the ownership and tax basis of property, which the requested party may possess. The parties and their respective affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(e) For purposes of this Section 6.7, references to any of Sellers, Cratos, the Subsidiaries and Buyer shall include successors and assigns. The covenants and agreements of the parties contained in this Section 6.7 shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

ARTICLE VII

CONDITIONS TO THE OBLIGATION TO CLOSE OF BUYER

The obligation of Buyer to consummate the Closing under this Agreement is subject to the satisfaction, on or before the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by Buyer in its sole discretion:

Section 7.1 Representations, Warranties and Covenants.

(a) Continued Accuracy of Representations and Warranties. The representations and warranties of Sellers and Cratos contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date.

(b) Performance of Agreements. Sellers and Cratos shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing.

(c) Closing Certificates of Sellers and Cratos. At the Closing, each Seller and Cratos shall furnish a certificate, signed by an officer of such Seller or Cratos, as applicable, dated the Closing Date, to the effect that the conditions specified in Section 7.1(a) and Section 7.1(b) and relating to such Seller or Cratos, as applicable, have been satisfied.

Section 7.2 Legality; Governmental Authorization; Litigation. The consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to any material Legal Requirement shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent or make illegal the consummation of any such transaction or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

Section 7.3 Third Party Consents. Cratos and the Subsidiaries shall have obtained all of the consents, including the consents of Governmental Authorities and Persons, listed on Schedule 6.2.

Section 7.4 Most Recent Balance Sheet. As of the Balance Sheet Date, Cratos shall have a minimum cash balance of $[* * *] on deposit with Bank of America and maximum liabilities (excluding all Debt listed on Schedule 4.3(d) hereto) of not more than $[* * *], as certified by Cratos’ Chief Operating Officer and Chief Financial Officer at the Closing; provided, that the unaudited consolidated balance sheet of Cratos as of the Balance Sheet Date shall not reflect the issuance of the [* * *] Promissory Note to [* * *].

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 7.5 Cancellation of Class B Units. Cratos shall have cancelled all issued and outstanding Class B Units without payment to the holders thereof and terminated the Class B Restricted Unit Plan and shall have delivered written confirmation to Buyer evidencing the same.

Section 7.6 Revolving Credit Agreement. The Revolving Credit Agreement shall have been terminated and extinguished pursuant to the Pay-Off and Termination Letter.

Section 7.7 Working Capital Credit Agreement. Cratos shall have provided to Buyer a pay-off letter from [* * *] with respect to Cratos’ outstanding obligations under the Working Capital Credit Agreement in form and substance satisfactory to Buyer.

Section 7.8 Note Purchase Transaction. The Note Purchase Transaction shall have been completed on terms acceptable to JMP and its affiliates.

Section 7.9 Mutual Release. Sellers and Cratos shall have executed and delivered to Buyer the Mutual Release in the form attached hereto as Exhibit A.

Section 7.10 Termination of Cratos Contracts. Cratos shall have terminated all Cratos Contracts listed on Schedule 7.10, and Buyer shall have received written evidence, satisfactory to it, that such termination has occurred.

Section 7.11 Employee Matters. Each employment agreement or offer letter between Buyer and each of the Cratos employees listed on Schedule 7.11 (the “Cratos Employees”) shall have been executed and delivered by the Cratos Employees.

Section 7.12 Investment Documents. Each of the Cratos Employees shall have executed and delivered a commitment letter and evidence of payment required by Buyer, evidencing such Cratos Employee’s investment in Buyer.

Section 7.13 Unit Certificates. Sellers shall have delivered to Buyer the unit certificates and warrants representing the Equity Securities of Cratos specified in Section 1.2, accompanied by duly executed assignments.

Section 7.14 Resignations. Cratos shall have delivered to Buyer resignations effective as of the Closing Date from all of the managers and officers of Cratos.

Section 7.15 Employee Releases. Each of the former or current employees of Cratos listed on Schedule 7.15(a), other than those listed on Schedule 7.15(b), shall have executed a written release of claims against Cratos in the standard form of Cratos.

Section 7.16 Certificates. Cratos shall have delivered to Buyer:

(a) Certificates of the Secretary or Assistant Secretary of Cratos (i) attaching and certifying copies of the resolutions of its members or board of directors, as applicable, authorizing the execution, delivery and performance of this Agreement and the other documents, instruments and certifications required or contemplated hereby; (ii) certifying the name, title and true signature of each officer of such Person executing or authorized to execute this Agreement and the other documents, instruments and certifications required or contemplated hereby; and (iii) attaching and certifying a true, correct and complete copy of the Cratos LLC Agreement; and

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(b) Copies of the Charter of Cratos certified by the Secretary of State of Delaware and by its Secretary or Assistant Secretary, together with certificates of good standing or existence as may be available from the Secretaries of State of Delaware and every other state of the United States in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified.

ARTICLE VIII

CONDITIONS TO THE OBLIGATION TO CLOSE OF SELLERS

The obligations of Sellers to consummate the Closing under this Agreement are subject to the satisfaction, on or before the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by Sellers in their sole discretion:

Section 8.1 Representations, Warranties and Covenants.

(a) Continued Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at, and as of, the Closing Date with the same force and effect as if made on the Closing Date.

(b) Performance of Agreements. Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by Buyer at or prior to the Closing.

(c) Officer’s Certificate. At the Closing, Buyer shall furnish to Sellers a certificate signed by an officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 8.1(a) and Section 8.1(b) have been satisfied by Buyer.

Section 8.2 Legality; Government Authorization; Litigation. The consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to any material Legal Requirement shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable probability of success and the result of which would prevent or make illegal the consummation of any such transaction or would reasonably be expected to have a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby.

Section 8.3 [* * *] Promissory Note. Buyer shall have executed and delivered to [* * *] the [* * *] Promissory Note.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 8.4 Consideration. Buyer shall have paid to [* * *] and/or its designee the amount set forth in Section 1.2(a).

Section 8.5 Revolving Credit Agreement. The Revolving Credit Agreement shall have been terminated and extinguished pursuant to the Pay-Off and Termination Letter.

Section 8.6 Mutual Release. The Mutual Release in the form attached hereto as Exhibit A shall have been executed and delivered by the parties thereto.

Section 8.7 [* * *] Documents. The [* * *] Letter of Credit and the [* * *] Letter Agreement shall have been terminated, and
[* * *] shall have received written evidence in form and substance satisfactory to [* * *] confirming such termination.

Section 8.8 Indemnification Agreement. Buyer and JMP shall have executed and delivered to [* * *] an indemnification agreement in a form reasonably acceptable to [* * *] with respect to certain matters under the Pay-Off and Termination Letter.

Section 8.9 Certificates. Buyer shall have delivered to Cratos and Sellers:

(a) Certificates of the Secretary or Assistant Secretary of Buyer (i) attaching and certifying copies of the resolutions of its members, authorizing the execution, delivery and performance of this Agreement and the other documents, instruments and certifications required or contemplated hereby; (ii) certifying the name, title and true signature of each officer of Buyer executing or authorized to execute this Agreement and the other documents, instruments and certifications required or contemplated hereby; and (iii) attaching and certifying a true, correct and complete copy of the Operating Agreement of Buyer; and

(b) Copies of the Charter of Buyer certified by the Secretary of State of the jurisdiction of its organization and by its Secretary or Assistant Secretary, together with certificates of good standing or existence as may be available from the Secretaries of State of its jurisdiction of organization and every other state of the United States in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

(a) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event that either Cratos or either of Sellers is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, Buyer has notified Sellers of the breach and such breach has continued without cure for a period of thirty (30) days after the notice of breach.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(c) Either Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, such Seller has notified Buyer of the breach and such breach has continued without cure for a period of thirty (30) days after the notice of breach.

(d) Buyer may terminate this Agreement on or after April 30, 2009, if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date, and either Seller may terminate this Agreement on or after April 30, 2009, if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose improper action or failure to act has caused the failure of the transactions contemplated hereby to occur on or before such date.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all obligations of the parties hereunder (other than obligations under Article IX and Article X, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that (i) no termination pursuant to clause (b), (c) or (d) of Section 9.1 shall relieve any party from any liability arising from or relating to any willful breach by such party prior to termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. Except for the covenants and agreements of the parties that are to be performed after the Closing Date and for any actual or intentional fraud, none of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing. For the avoidance of doubt, with respect to the representations, warranties and pre-Closing covenants and agreements of Sellers, each of Buyer and Cratos specifically acknowledges and agrees that, following the Closing, neither Buyer nor Cratos, nor any of their respective affiliates, will have any recourse to any Seller or to any of their past, present or future officers, managers, members or employees in the event any of the representations, warranties or pre-Closing covenants and agreements made herein are untrue as at any time of expression thereof or were breached in any respect at or prior to the Closing.

Section 10.2 Disclaimer of Representations and Warranties; Non-Reliance. Buyer acknowledges that (i) it has had, and pursuant to this Agreement shall have before Closing, access to Cratos and each Subsidiary and their respective assets and the officers or other representatives of Cratos and each Subsidiary and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants and agreements set forth in this Agreement, and Sellers and Cratos expressly disclaim all liability and responsibility for any representation, warranty, statement or communication made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement. Accordingly, Buyer acknowledges that, except as expressly set forth in this Agreement, neither any Seller nor

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Cratos has made, and SELLERS AND CRATOS MAKE NO AND DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 10.3 Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar).

Section 10.4 Amendment or Modification. The parties hereto may not amend or modify this Agreement except as may be agreed upon by a written instrument executed by each of the parties.

Section 10.5 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 10.6 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof). Notwithstanding the foregoing, (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void; and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

Section 10.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person; (b) by any national overnight courier or other service providing evidence of delivery, or by registered or certified mail (postage prepaid, return receipt requested); or (c) by facsimile with a copy delivered the next Business Day by any overnight courier or other service providing evidence of delivery, to the respective parties at the following addresses:

To Buyer:	JMP Credit Corporation c/o JMP Capital LLC 600 Montgomery Street San Francisco, California 94111 Attention: Walter C. Keenan Telephone: (415) 835-8911 Facsimile: (415) 835-8910

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

with a copy to:	K&L Gates LLP 1601 K Street, NW Washington, D.C. 20006 Attention: Phillip J. Kardis, II Telephone: (202) 778-9401 Facsimile: (202) 778-9100

To [* * *]:	[* * *]

with a copy to:	[* * *]

To [* * *]:	[* * *]

with a copy to:	[* * *]

To Cratos:	Cratos Capital Partners, LLC 3440 Preston Ridge Road, Suite 350 Alpharetta, Georgia 30005 Attention: Craig R. Kitchin Telephone: (678) 392-3150 Facsimile: (678) 609-1657

with a copy to:	McKenna Long & Aldridge LLP 303 Peachtree Street, N.E., Suite 5300 Atlanta, Georgia 30308 Attention: Wayne N. Bradley Telephone: (404) 527-4000 Facsimile: (404) 527-4198

or to such other address (or fax number, if applicable) as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address or fax number shall be effective only upon receipt thereof).

Section 10.8 Public Announcements. At all times no party hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby (a “Public Statement”) without the prior written consent of Sellers and Cratos (in the case of a Public Statement by Buyer) or the prior written consent of Buyer (in the case of a Public Statement by Sellers or Cratos), which consent shall not be unreasonably withheld, delayed or conditioned. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the written opinion of legal counsel to such party, required by law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Notwithstanding the foregoing, Buyer and its Affiliates may make any Public Statement they believe in good faith is required by any Legal Requirement,

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

including federal and state securities laws, without the prior consent of Cratos and the Sellers; provided, however, that Buyer and its Affiliates shall use their commercially reasonable efforts to obtain confidential treatment of the terms and conditions of this Agreement and the transactions contemplated hereunder, and Buyer shall provide Sellers and Cratos with a copy of the content of such Public Statement prior to its disclosure.

Section 10.9 Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

Section 10.10 Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties or their respective transferees and assigns permitted hereby to any Action, remedy or right of any kind.

Section 10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction (but with giving effect to Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 10.12 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and Cratos agrees to cause each of its Subsidiaries to submit, to the non-exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any Action, arising out of or based upon this Agreement or relating to the subject matter hereof; and (ii) hereby waives, and Cratos agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and Cratos agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.7 is reasonably calculated to give actual notice.

Section 10.13 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Section 10.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specified terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.15 No Personal Liability. No officer, director, employee, shareholder, partner or member of any party shall have any obligation or liability under this Agreement, and no party shall assert or attempt to assert any claim against any Person in connection with this Agreement or the transactions contemplated hereby unless such Person is also a party to this Agreement, and then only to the extent of any liabilities created pursuant to this Agreement.

Section 10.16 Expenses. Each party shall be responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The foregoing shall in no way limit the rights of any party to recover any of its damages as a result of a breach of this Agreement.

Section 10.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. The parties agree that this Agreement may be executed and delivered by facsimile or other electronic transmission.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement:

Section 11.1 Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Article XI:

(a) The words “hereof,” “hereby,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b) The words “party” and “parties” shall refer to Buyer, [* * *], [* * *] and Cratos.

(c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

(d) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP (as defined below) in effect as of the date hereof, consistently applied.

(e) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.

(f) The word “including” shall mean including without limitation.

Section 11.2 Certain Definitions. The following terms shall have the following meanings:

“Action” shall mean any claim, action, cause of action, litigation or suit (in contract, tort or otherwise), inquiry, proceeding, notice of noncompliance, demand letter, audit or investigation by or before any Governmental Authority or arbitrator.

“Acquired Licenses” is defined in Section 4.6(c).

“Affiliate” shall mean, as to any Person, each Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Alternative Transaction” is defined in Section 6.3.

“Balance Sheet Date” shall mean February 28, 2009.

“Business” shall mean the businesses of Cratos and the Subsidiaries as such businesses are currently conducted as of the date of this Agreement.

“Business Day” shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

“Business Intellectual Property” is defined in Section 4.6(b).

“Buyer” is defined in the Preamble.

“Bylaws” shall mean the corporate Bylaws of a corporation, as from time to time in effect.

“CCM” shall mean Cratos Capital Management, LLC, a Delaware limited liability company.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

“CDO Management” shall mean Cratos CDO Management, LLC, a Delaware limited liability company.

“Charter” shall mean the certificate or articles of incorporation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

“Class B Units” shall mean all issued and outstanding Class B units of Cratos as of the date hereof.

“CLO I” shall mean Cratos CLO I Holdings, LLC, a Delaware limited liability company.

“CLO I Co-Issuer” shall mean Cratos CLO I Corp., a Delaware corporation.

“CLO I Co-Issuers” shall mean each of CLO I and CLO I Co-Issuer.

“CLO I Indenture” shall mean the Indenture dated May 17, 2007 among the CLO Issuer, the CLO Co-Issuer and LaSalle Bank, National Association, as trustee.

“CLO I Issuer” shall mean Cratos CLO I Ltd., a Cayman Islands limited company.

“CLO II Issuer” shall mean Cratos CLO II Ltd., a Cayman Islands limited company.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations and formal guidance thereunder.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and all rules, regulations and formal guidance promulgated thereunder.

“Company Plans” is defined in Section 4.13(a)(i).

“Contractual Obligation” shall mean, with respect to any Person, any oral or written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other document or instrument (including any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter, Operating Agreements and Bylaws of such Person) to which or by which such Person is legally bound.

“Cratos” is defined in the Preamble.

“Cratos Contracts” is defined in Section 4.7.

“Cratos Financial Statements” is defined in Section 4.3(a).

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

“Cratos LLC Agreement” shall mean the Limited Liability Company Agreement of Cratos, dated May 12, 2006, as amended.

[* * *]

[* * *]

[* * *]

“Debt” shall mean all obligations of a Person (i) for borrowed money (including capitalized leases and any obligations owed by one Subsidiary to another Subsidiary); (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments; (iii) under conditional sale, title retention or similar agreements or arrangements with respect to the deferred purchase price of property; and (iv) in the nature of guarantees of obligations of the type described in clauses (i), (ii) and (iii) above of any other Person.

“Enforceable” shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

“Equity Securities” of any Person shall mean (i) shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person; (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any such shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person; (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person; and (iv) stock options, equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, as amended and as in effect as of the date hereof, and all of the regulations and formal guidance thereunder.

“ERISA Affiliate” is defined in Section 4.13(c).

“[* * *]” is defined in the Preamble.

“[* * *] Letter Agreement” shall mean that certain Letter Agreement, dated as of May 12, 2006, by and between [* * *] and
[* * *].

“[* * *] Letter of Credit” shall mean that certain Letter of Credit, dated as of May 12, 2006, issued by [* * *]. in favor of [* * *], which supports [* * *]’s obligations under the Working Capital Credit Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

“[* * *] Promissory Note” shall mean that certain Non-Recourse Promissory Note dated as of the Closing Date by CLO I, Buyer and JMP, as obligors, in favor of [* * *] in the amount of $3,000,000 in the form attached hereto as Exhibit B.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, foreign or local government, regulatory or administrative agency (or any department, bureau or division thereof).

“Governmental Order” shall mean any decree, stipulation, determination or award entered by any Governmental Authority.

“Indenture” shall mean that certain Indenture, dated as of May 17, 2007, among CLO I Issuer, CLO I Co-Issuer and LaSalle Bank, National Association, as Trustee, as amended.

“IRS” shall mean the Internal Revenue Service.

“JMP” shall mean JMP Capital LLC, a Delaware limited liability company.

“Knowledge” shall mean in the case of Cratos, the actual knowledge of Bryan Hamm and Craig Kitchin, after reasonable inquiry.

“Legal Requirement” shall mean any federal, state, foreign or local law (including common law) statute, ordinance, code, rule or regulation, interpretation, guidance, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

“Licensed Intellectual Property” is defined in Section 4.6(b).

“Lien” shall mean any mortgage, pledge, lien, security interest, attachment or encumbrance, provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes not yet due and payable; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property; (iii) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented; (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security; (v) liens in favor of carriers, warehousemen, mechanics and materialmen, to secure amounts not yet due and payable for labor, materials or supplies and other like liens securing amounts not yet due and payable; and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Material Adverse Effect” shall mean one or more effects that, individually or in the aggregate, would result in a material adverse change in any of: (i) the condition (financial or otherwise), business, performance, prospects, results of operation or properties of Cratos, taken as a whole; or (ii) the value of the Equity Securities of Cratos; provided, that the effects of events, circumstances, changes, developments or effects that are generally applicable to the

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

following shall be excluded from the determination of a Material Adverse Effect on Cratos (so long as Cratos is not disproportionately affected): (a) general business or economic conditions affecting the industry in which Cratos operates; (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (c) the United States economy; (d) the United States financial, banking or securities markets, including any disruption thereof and any decline in the price of any security or any market index; or (e) changes in Legal Requirements issued by any Governmental Authority; and provided, further, that any adverse effect on Cratos specifically relating to the execution of this Agreement or consummation of the transactions contemplated hereby shall also be excluded from the determination of a Material Adverse Effect.

“Note Purchase Transaction” is defined in Section 1.3.

“Operating Agreement” shall mean any operating agreement, partnership agreement, limited liability company agreement or the equivalent document thereof of any Person.

“Ordinary Course of Business” shall mean the ordinary course of the business, consistent with past practices, of Cratos and the Subsidiaries.

“Owned Intellectual Property” is defined in Section 4.6(a).

“Pay-Off and Termination Letter” shall mean that certain Pay-Off and Termination Letter dated as of the Closing Date from
[* * *], [* * *] and [* * *] and acknowledged and agreed by Cratos in the form attached hereto as Exhibit C.

“Permits” is defined in Section 4.10.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

“Personalty Leases” is defined in Section 4.5(a).

“Post-Closing Tax Period” is defined in Section 4.12(g).

“Pre-Closing Partial Period” is defined in Section 6.7(b).

“Pre-Closing Tax Period” is defined in Section 6.7(b).

“Property Taxes” shall mean any and all real property taxes, personal property taxes and similar ad valorem obligations.

“Public Statement” is defined in Section 10.8.

“Real Property Leases” is defined in Section 4.5(b).

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

“Revolving Credit Agreement” shall mean that certain [* * *] Revolving Credit Agreement, dated as of May 11, 2006, among Cratos, [* * *], [* * *] and the other parties thereto.

“Subsidiaries” shall mean CDO Management, CLO I, CLO I Issuer, CLO I Co-Issuer, CLO II Issuer and CCM, collectively.

“Tax” or “Taxes” shall mean any federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code, Treasury Regulation Section 301.6901-1(b) or any other applicable law) of another Person or a member of an affiliated, consolidated, unitary or combined group.

“Tax Proceedings” is defined in Section 6.7(d).

“Tax Return” shall mean all federal, state, local, and foreign Tax returns, Tax reports, claims for refund of Tax, and declarations of estimated Tax, or other statement relating to Taxes and any schedule or attachments to any of the foregoing or amendments thereto.

“Working Capital Credit Agreement” shall mean that certain [* * *] Working Capital Credit Agreement, dated as of May 12, 2006, among Cratos, as borrower, [* * *], as lender, and [* * *], as collateral agent for the lenders.

(Signatures begin on following page)

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed as of the day and year first above written.

“BUYER”:

JMP CREDIT CORPORATION

By:
Name:
Title

[* * *]

[* * *]

“CRATOS”:

CRATOS CAPITAL PARTNERS, LLC

By:
Name:
Title

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).